Exhibit 99.1
FOR IMMEDIATE RELEASE
Michelle Goolsby EVP, Development, Sustainability and
Corporate Affairs to Leave Dean Foods
Steven J. Kemps Promoted to EVP, General Counsel and Corporate Secretary
DALLAS, June 27/PRNewswire-FirstCall/ — Dean Foods Company (NYSE: DF) announced today that Michelle Goolsby, EVP Development, Sustainability and Corporate Affairs, will be leaving her position August 1. She will continue in an advisory role for a period of time to ensure a smooth transition.
“Michelle has been instrumental in building Dean Foods into the company it is today in size, capability and reputation,” said Gregg Engles, Chairman and CEO. “For the past 10 years, we have had the privilege of drawing upon Michelle’s experience, judgment and many talents.” Added Engles, “I would like to thank her personally for her invaluable contributions and her efforts to position our organization for future success. As a result of her hard work, she is leaving a company rich with heritage and full of promise.”
Goolsby joined the Company in 1998 and has been responsible for Dean Foods corporate development activities, government relations, corporate affairs, legal activities and sustainable business initiatives. Goolsby is also Chair-Elect of The Organic Center, a nonprofit organization focused on promoting scientific research proving the benefits of organic products. Goolsby is a Founding Member of The Center for Women in Law at The University of Texas School of Law and serves as a Trustee of The University of Texas Law School Foundation.
Goolsby’s corporate development responsibilities will be assumed by Jack Callahan, Chief Financial Officer. The Company intends to conduct a search for a new executive officer to head Public Affairs, including its sustainability initiatives.
Moving forward, Steven J. Kemps, 44, SVP, General Counsel and Corporate

Secretary, will be promoted to EVP, General Counsel and Corporate Secretary, and will report directly to Engles. “Over the past two years, Steve has quickly learned our industry and proven himself to be a valuable business partner and a very capable leader,” said Engles.
Kemps joined Dean Foods as Deputy General Counsel in February 2006 and was promoted to General Counsel and Corporate Secretary in January 2008. From 1997 to 2006, Kemps held various positions of increasing responsibility in the legal department at Kimberly-Clark. In previous roles, he was an attorney with the law firm of Dorsey & Whitney and served as a clerk to a federal judge. Kemps is also a CPA and worked with KPMG.
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ABOUT DEAN FOODS
Dean Foods Company is the largest processor and distributor of milk and other dairy products in the United States. The Company sells milk and a full range of other dairy products under more than 50 well-known local and regional brands and a wide array of private labels. The Company’s WhiteWave-Morningstar division produces a variety of nationally branded dairy and dairy-related products, such as Horizon Organic ® dairy products, Silk ® soymilk, and International Delight ® coffee creamers. The division’s Rachel’s Organic ® brand is the largest organic milk brand and second largest organic yogurt brand in the United Kingdom.
CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3437
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